Exhibit 3(i)
ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
CORD BLOOD AMERICA, INC.

Pursuant to the provisions of Section 607.1006, Florida Statutes, Cord Blood America, Inc., a Florida corporation (the “Corporation”), adopts the following articles of amendment to its Amended and Restated Articles of Incorporation:

The Amended and Restated Articles of Incorporation of the Corporation are hereby amended by striking out the last paragraph of Article II, which states:

“Upon the effectiveness of any "combination," as such term is defined in Section 607.10025(1) of the Florida Business Corporation Act, the authorized shares of the classes or series affected by the combination shall not be reduced or otherwise affected by the percentage by which the issued shares of such class or series were reduced as a result of the combination.”

And substituting in lieu of said paragraph of Article II the following new paragraph:

“Upon the effectiveness of any "combination," as such term is defined in Section 607.10025(1) of the Florida Business Corporation Act, the authorized shares of the classes or series affected by the combination shall be reduced or otherwise affected by the percentage by which the issued shares of such class or series were reduced as a result of the combination.”

The amendment set forth in these Articles of Amendment was adopted on May 22, 2015 by the Board of Directors of the Corporation and approved on August 6, 2015 by a sufficient number of votes of the Corporation's shareholders.

IN WITNESS WHEREOF, the Corporation, by and through its undersigned Chairman and Director thereunto duly authorized, has executed these Articles of Amendment this 7th day of August, 2015 and affirms that the statements made herein are true under the penalties of perjury.

_______________________________
David Sandberg,
Chairman and Director